EXHIBIT 5.1


                         OPINION OF LATHAM & WATKINS LLP

                          [Latham & Watkins Letterhead]

December 5, 2007


Geron Corporation
230 Constitution Drive
Menlo Park, CA 94025


     Re: REGISTRATION OF 349,138 SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF GERON CORPORATION, PURSUANT TO A REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

      We have acted as special counsel to Geron Corporation, a Delaware corporation (the "Company"), in connection with the registration for resale of
(i) 85,546 shares of common stock, par value $0.001 per share (the "Hongene Shares"), to be issued to Hongene Biotechnology Limited ("Hongene") pursuant to the Common Stock Purchase Agreement, dated as of November 21, 2007, by and between the Company and Hongene (the "Hongene Agreement"), (ii) 116,099 shares of common stock, par value $0.001 per share (the "Girindus Shares"), to be issued to Girindus America Inc. ("Girindus") pursuant to the Common Stock Purchase Agreement, dated as of November 26, 2007 by and between the Company and Girindus (the "Girindus Agreement") and (iii) 147,493 shares of common stock, par value $0.001 per share (the "Lonza Shares" and, collectively with the Hongene Shares and the Girindus Shares, the "Shares"), to be issued to Lonza Walkersville, Inc. ("Lonza") pursuant to the Common Stock Purchase Agreement, dated as of November 21, 2007, by and between the Company and Lonza (the "Lonza Agreement" and, collectively with the Hongene Agreement and the Girindus Agreement, the "Agreements"), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), to be filed with the Securities and Exchange Commission (the "Commission") on December 5, 2007 (the "Registration Statement"). This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof (the "Prospectus"), other than as expressly stated herein with respect to the validity of the Shares.

      As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

      We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

      Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when certificates representing the Shares in the form of the specimen certificate filed as an exhibit to the registration statement filed on Form S-1 (Registration No. 333-05853) have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for in the circumstances contemplated by the Agreements, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

      This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,
                                    /s/ Latham & Watkins LLP